Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-35605, 33-66381, and 333-47466) pertaining to: (1) the FM
Precision Golf Corp. 1997 Stock Option Plan, Royal Grip, Inc. 1993 Stock Option Plan, Non-Employee Directors Stock Option Plan and Non-Employee Director Option Plan and Options issued pursuant to individual contracts with employees and consultants of Royal Grip, Inc.; (2) the Royal Precision, Inc. Stock Option Plan; and (3) the Royal Precision, Inc. 1997 Stock Option Plan of our report dated August 16, 2002, except for note 20 as to which the date is December 2, 2002 with respect to the consolidated financial statements and schedule of Royal Precision, Inc. and subsidiaries included in the Annual Report (Form 10-K/A-2) for the year ended May 31, 2002.

                                        /s/ Ernst & Young LLP

Hartford, Connecticut
December 4, 2002